Exhibit 99
QUARTERLY REPORT TO STOCKHOLDERS
2016 FIRST QUARTER

First Mid Announces:

▪	Record Quarterly Earnings

▪	Growth in Earnings Per Share

▪	Continued Strong Asset Quality Metrics

▪	Receipt of Industry Performance Award

I am pleased to report that 2016 is off to a good start with growth in earnings and earnings per share, continued strong asset quality ratios, and an increase in tangible book value per share from year-end. Net income for the first quarter of 2016 was the highest net income total that we have ever had for a quarter. First quarter net income increased to $4,806,000 compared to $4,039,000 for the first quarter of 2015 for an increase of 19%. On a per share basis, diluted earnings per share were $.49 per share for the first three months of 2016 compared to $.48 for the same period in 2015. The 2016 and 2015 financial reports include operating results for 12 Southern Illinois banking centers since acquisition from Old National Bancorp on August 14, 2015 and operating results from the Illiana Insurance Agency since acquisition on December 1, 2015.

2016 year-to-date (YTD) net income increased due to greater net interest income with growth in earning assets from the branch acquisition and increases in loan balances from our legacy markets, reduced provision for loan loss expense with net recoveries for the quarter, and increases in revenues from insurance and electronic services.

YTD net interest income totaled $16.1 million compared to $12.6 million for the same period last year. YTD average earning assets were $445 million higher than last year due to the branch acquisition and growth in loan balances from our legacy markets. Loan balances increased over the past year with $1.28 billion as of March 31, 2016 compared to $1.05 billion on March 31, 2015. $156 million in loans were acquired in the branch acquisition and we also increased commercial operating and commercial real estate loan balances across our market area. Loan balances have declined by $5 million since year-end primarily due to seasonal paydowns on agricultural operating loans. In addition, investment balances increased as we added securities to invest the cash received from the branch acquisition. The growth in loans and investments from last March increased the level of earning assets resulting in the increase in net interest income. Our deposit balances also increased from $1.28 billion on March 31, 2015 to $1.74 billion on March 31, 2016 with $453 million coming from the branch acquisition. Since year-end, deposit balances have increased by $7.8 million with growth in checking and savings account balances. As anticipated, the additional cash from the branch acquisition elevated our federal funds sold and interest-bearing balances at correspondent banks which reduced our earning asset yields and resulted in a decline in our net interest margin. The net interest margin on a tax equivalent basis for the first quarter of 2016 was 3.37% compared to 3.44% for the same period last year. We continue to make progress executing the plan to move excess liquidity to loans and investments. We ended the quarter with $34.6 million in federal funds sold and interest-bearing balances at banks which improved the net interest margin on a tax equivalent basis to 3.37% for the first quarter of 2016 from 3.29% for the fourth quarter of 2015.

During the first quarter of 2016, we had net recoveries of previous charge-offs of $47,000. We also had net recoveries during the first quarter last year of $159,000. Our non-performing loans and other real estate owned were $4.7 million at March 31, 2016 compared to $4.9 million at March 31, 2015. The continued positive trend in these two metrics allowed us to reduce the provision for loan losses for the first quarter. Our year-to-date provision for loan losses declined to $113,000 for the first three months of 2016 compared to $265,000 for the first three months of 2015. We also continue to have a strong coverage ratio of the allowance for loan losses to non-performing loans of 339% as of March 31, 2016.

Non-interest income for the first quarter of 2016 was $6.6 million compared to $4.8 million for the same period last year. Insurance commissions were $698,000 higher than last year with the revenues from Illiana Insurance Agency which are generally higher in the first quarter due to timing of policies underwritten and greater income from carriers based upon claims experience. YTD revenues from electronic services were $483,000 greater than last year and deposit service charges increased by $320,000 with the addition of the Southern Illinois branch locations. Revenues from the trust and wealth management area were $231,000 higher than the first three months of last year due to greater brokerage revenue.

Operating expenses for the first three months of 2016 were $15.2 million as compared to $10.8 million last year. The operating expenses of the acquired branch locations and the Illiana Insurance Agency are included for the first quarter of 2016. Salaries and benefits expense increased to $7.8 million compared to $6.1 million for the same period last year as full-time equivalent employees increased to 516 from 398 as of March 31, 2015. Occupancy expenses also increased to $2.9 million from $2.0 million for the first quarter of last year with the addition of the 12 branch locations. In December, we completed construction and moved into a new, more efficient branch facility in Monticello, Illinois. During the first quarter, we donated the existing branch building in Monticello and $653,000 is included in donations expense reflecting the net book value deductible for tax purposes. The move enabled us to lower long-term occupancy costs and to create a better customer experience. The initial response for the new facility from customers and the Monticello community has been outstanding.

Our regulatory capital ratios remain strong and in excess of the regulatory minimums to be considered well-capitalized. Two of the four regulatory capital ratios increased from year-end while tier 1 capital to risk-weighted assets and total capital to risk-weighted assets declined slightly as we continue to move cash into loans and investments that require a higher allocation. Our tangible book value per share increased during the quarter to $15.97 at March 31, 2016 compared to $15.09 at year-end while down from $16.56 on March 31, 2015. The tangible book value is lower than last March due to the goodwill and intangibles added from the acquisitions.

First Mid-Illinois Bancshares, Inc. was recognized for its financial performance recently. We were selected as one of the 100 best-performing community banks in 2015 with assets between $1 billion and $10 billion by S&P Global Market Intelligence. The top performing community banks were identified based upon six financial metrics including return-on-average tangible assets, net charge-offs to average loans, efficiency ratio, adjusted Texas ratio, net interest margin, and loan growth rate. First Mid was one of the two banks in the state of Illinois recognized with this award. We are proud of our financial performance and were pleased to receive this prestigious award.

In conclusion, the year is off to a good start with solid financial results and it is gratifying to receive acknowledgement from banking industry groups for our performance. It is a testimony to the hard work and dedication of our over 500 professional employees. Thank you for your continued support of First Mid-Illinois Bancshares, Inc. and please contact me if you should have any questions.

Sincerely,

Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

April 27, 2016

First Quarter 2016 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2016	2015	2015
Assets
Cash and cash equivalents	$79,699	$115,784	$55,967
Investment securities	650,451	629,056	454,322
Loans (including loans held for sale)	1,276,905	1,281,889	1,054,156
Less allowance for loan losses	(14,736)	(14,576)	(14,106)
Net loans	1,262,169	1,267,313	1,040,050
Premises and equipment, net	30,034	31,340	27,093
Goodwill and intangibles, net	49,549	50,004	27,442
Bank Owned Life Insurance	25,009	—	—
Other assets	22,733	21,002	18,776
Total assets	$2,119,644	$2,114,499	$1,623,650

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$360,603	$342,636	$231,443
Interest bearing	1,379,751	1,389,932	1,047,660
Total deposits	1,740,354	1,732,568	1,279,103
Repurchase agreements with customers	116,689	128,842	116,596
Other borrowings	20,000	20,000	27,000
Junior subordinated debentures	20,620	20,620	20,620
Other liabilities	9,949	7,460	9,532
Total liabilities	1,907,612	1,909,490	1,452,851
Total stockholders’ equity	212,032	205,009	170,799
Total liabilities and stockholders’ equity	$2,119,644	$2,114,499	$1,623,650

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands)
	Three months ended
	March 31,
	2016	2015
Balance at beginning of period	$205,009	$164,916
Net income	4,806	4,039
Dividends on preferred stock and common stock	(550)	(550)
Issuance of preferred and common stock	61	254
Purchase of treasury stock	—	(836)
Deferred compensation and other adjustments	151	99
Changes in accumulated other comprehensive income	2,555	2,877
Balance at end of period	$212,032	$170,799

First Quarter 2016 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)	(unaudited)
	Three months ended
	March 31,
	2016	2015
Interest income:
Interest and fees on loans	$13,592	$11,052
Interest on investment securities	3,221	2,361
Interest on federal funds sold & other deposits	166	26
Total interest income	16,979	13,439
Interest expense:
Interest on deposits	579	532
Interest on repurchase agreements with customers	18	14
Interest on other borrowings	150	153
Interest on subordinated debt	145	128
Total interest expense	892	827
Net interest income	16,087	12,612
Provision for loan losses	113	265
Net interest income after provision for loan losses	15,974	12,347
Non-interest income:
Trust revenues	981	920
Brokerage commissions	448	278
Insurance commissions	1,333	635
Service charges	1,509	1,189
Securities gains, net	260	229
Mortgage banking revenues	95	167
ATM / debit card revenue	1,489	1,006
Other	529	375
Total non-interest income	6,644	4,799
Non-interest expense:
Salaries and employee benefits	7,847	6,056
Net occupancy and equipment expense	2,879	1,979
Amortization of intangible assets	455	155
Legal and professional expense	784	582
Other	3,206	2,032
Total non-interest expense	15,171	10,804
Income before income taxes	7,447	6,342
Income taxes	2,641	2,303
Net income	$4,806	$4,039

Per Share Information
Basic earnings per common share	$0.50	$0.50
Diluted earnings per common share	$0.49	$0.48

First Quarter 2016 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As of
	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
	2016	2015	2015
SHARE AND PER COMMON SHARE DATA
Book value per common share	$21.83	$21.01	$20.48
Tangible book value per common share	$15.97	$15.09	$16.56
Common shares outstanding	8,456,302	8,453,967	7,003,685
Market price of stock	$24.11	$26.00	$20.00

REGULATORY CAPITAL RATIOS
Leverage ratio	9.35%	9.20%	10.68%
Total capital to risk-weighted assets	14.19%	14.25%	15.69%
Tier 1 capital to risk-weighted assets	13.19%	13.23%	14.50%
Common equity tier 1 capital to risk weighted assets	9.95%	9.92%	10.49%
Preferred stockholders' equity	$27,400,000	$27,400,000	$27,400,000
Common stockholders' equity	$184,632,000	$177,609,000	$143,399,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	339%	363%	303%
Allowance for loan losses to total loans outstanding	1.15%	1.14%	1.34%
Total YTD net charge-offs (recoveries) (1)	$(47,000)	$424,000	$(159,000)
Total non-performing loans and other real estate owned	$4,744,000	$4,491,000	$4,899,000

	Three months ended
	(unaudited)		(unaudited)
	March 31	December 31,	March 31,
	2016	2015	2015
PERFORMANCE RATIOS (1)
Return on average assets (2)	0.91%	0.79%	1.00%
Return on average common equity (2)	9.35%	8.10%	9.99%
Net interest margin (3)	3.37%	3.29%	3.44%

(1) Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed
(2) Annualized net income for period
(3) On a tax equivalent basis (TE), assuming a federal income tax rate of 35%

Corporate Profile

First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a more than $2.1 billion community-focused organization that provides financial services through a network of 46 banking centers in 33 communities. Our talented team is comprised of over 500 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K, and the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com